                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of September, 1999, by and between MOBILE MINI, INC., a Delaware corporation (the "Company"), and LAWRENCE TRACHTENBERG (the "Executive").

         WHEREAS, the Company desires to employ the Executive to serve in the capacities of Executive Vice President and Chief Financial Officer of the Company upon the terms and conditions specified in this Agreement and the Executive desires to serve in the employ of the Company upon such terms and conditions; and

         WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and conditions of Executive's employment with the Company.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:

         1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to remain in the employ of the Company upon the terms and conditions herein set forth.

         2. Term. Employment shall be for a term commencing on the date hereof and, subject to termination under Section 8, expiring three (3) years from the date hereof. Notwithstanding the previous sentence, this Agreement and the employment of the Executive shall be automatically extended for successive one-year periods upon the terms and conditions set forth herein, commencing on the first anniversary of the date of this Agreement, and on each anniversary date thereafter, unless either party of this Agreement gives the other party written notice (in accordance with Section 17) of such party's intention to terminate this Agreement and the employment of the Executive within the 60 day period prior to the first anniversary of the date of this Agreement or prior to each succeeding anniversary date thereafter, as applicable. For purposes of this Agreement, any reference to the "term" of this Agreement shall include the original term and any extension thereof.

         3.       Duties of the Executive, Service as Director.

                  (a) The Executive shall serve as Executive Vice President and Chief Financial Officer of the Company. The Executive shall devote substantially all of his normal working time to the business and affairs of the Company and shall perform all duties commensurate with such position(s), including without limitation the duties described on Exhibit A attached hereto, and such other related duties and responsibilities consistent with the Executive's position as may from time to time be reasonably requested by the Board of Directors of the Company (the "Board").

                  (b)      During the term of this Agreement, the Board shall
(i) nominate the Executive to serve as a member of the Board, (ii) recommend to the Company's stockholders that they vote for the Executive standing for election as a member of the Board, and (iii) solicit proxies from the Company's stockholders that provide for the election of the Executive.

         4.       Compensation.

                  (a) During the term of this Agreement, the Company shall pay to the Executive a base salary of $175,000 per annum, which base salary shall be reviewed annually by the Board and may be increased or decreased from time to time by the Board in its sole discretion, and shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees; provided, that no decrease in base salary shall exceed the greater of (i) an aggregate amount equal to fifteen percent (15%) of the Executive's then-current base salary, and (ii) the average percentage amount by which the base salaries of the Key Executives (hereinafter defined) are then being reduced. As used herein, the "Key Executives" are two officers of the Company then serving as the Company's Chairman of the Board, President and Executive Vice President, excluding the Executive (or, if one other officer and the Executive serve, among them, in all such positions, then the term means such other officer). The Board may from time to time authorize such additional compensation to the Executive, in cash or in property, as the Board may determine in its sole discretion to be appropriate.

                  (b) The Executive shall be eligible to participate in any incentive bonus plan implemented by Company during the term of this Agreement.

                  (c) The Executive shall receive paid time off per year in accordance with normal Company policy. In the event of termination of Executive's employment for any reason, any accumulated but unused vacation days and sick days shall be forfeited.

                  (d) Notwithstanding anything to the contrary in any stock option agreement or other agreement between the Company and the Executive (i) the Executive shall have the right during the 90-day period following the date of termination of his employment pursuant to this Agreement for any reason (other than termination for Cause) to exercise any options to purchase shares of the Company's capital stock theretofore granted to the Executive ("Options"), to the extent that such options were exercisable on the date of such termination, and (ii) all Options shall immediately vest and become exercisable upon a Change of Control (as hereinafter defined).

                  (e) The Company shall pay the costs, dues and fees related to the Executive's membership or other participation in the organization(s) and activities generally described on Exhibit B hereto and such other costs, dues and fees as the Board may from time to time approve.

         5. Executive Benefits. In addition to the compensation described in Section 4, during the term of this Agreement the Company shall make available to the Executive, subject to the terms and conditions of the applicable plans, including without limitation the eligibility rules thereof, participation for the Executive and his eligible dependents in all Company-sponsored employee welfare benefit plans and all plans intended to benefit executives which are adopted or maintained by the Company.

         6. Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the general policies of the Company.

         7. Place of Performance. In connection with his employment by the Company, the executive shall not be required, except with his consent, to relocate his principal place of employment outside of the greater Phoenix metropolitan area. Required travel on the Company's business shall not be deemed a relocation so long as the Executive is not required to provide his services outside of the greater Phoenix metropolitan area for more than fifty percent (50%) of his working days during any consecutive six (6) month period.

         8.       Termination.

                  (a) Involuntary Termination. The Executive's employment hereunder may be terminated by the Company for any reason by written notice. Such termination shall be effective only if approved by a majority of all of the members of the Board then serving. The Executive will be deemed for purposes of this Agreement to have been involuntarily terminated by the Company if the Executive terminates his employment with the Company under any of the following circumstances: (i) the Company has materially breached any provision of this Agreement and within 30 days after notice thereof from the Executive, the Company fails to cure such breach; (ii) at any time after the Company has notified the Executive pursuant to Section 2 hereof that the Company intends to terminate this Agreement (rather than allow the term of this Agreement to renew automatically); (iii) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails, not later than two business days immediately prior to the date of occurrence of any such event, to assume liability under this Agreement or enter into a replacement agreement satisfactory to Executive; (iv) the Board fails to elect the Executive as Executive Vice President and Chief Financial Officer of the Company; (v) the Executive is not elected a member of the Board notwithstanding the due compliance with subsection 3(b) hereof and, within the 360-day period following the stockholders meeting at which the Executive was not elected, the Board fails to elect the Executive to fill a vacancy on the Board; or (vi) the Board elects to give notice of termination pursuant to this Section 8(a) other than for Cause (as hereinafter defined) or Disability (as hereinafter defined).

                  (b) Voluntary Termination. Upon sixty (60) days' prior notice to the Company, the Executive may voluntarily terminate this Agreement. The Executive's death or termination by reason of Disability during the term of the Agreement shall constitute a voluntary termination of employment for purposes of Section 9. The Executive shall not be entitled to any termination payments or benefits pursuant to Section 9 hereof following Executive's voluntary termination of this Agreement; and the provisions of Section 11 hereof shall survive any such voluntary termination.

                  (c) Termination for Cause. The Executive's employment hereunder may be terminated for Cause (defined in Section 9(e) hereof) and such termination shall be effective upon the Board's issuance of a notice of such termination.

                  (d) Effect of Termination. Subject to Section 9 and any benefit continuation requirements of applicable laws, in the event the Executive's employment hereunder is voluntarily or involuntarily terminated for any reason whatsoever, the compensation and benefits obligations of the Company under Sections 4 and 5 shall cease as of the effective date of such termination.

         9. Termination Payments and Benefits. If the Executive's employment hereunder is involuntarily terminated by the Company (including any deemed involuntary termination pursuant to Section 8(a)) other than for Cause (as defined herein) prior to the end of the term of this Agreement as in effect from time to time, then the Company shall, subject to subsection 9(a) hereof, be obligated to pay to the Executive an amount equal to the product of (i) the greater of (A) the Executive's annual base salary in effect on the day preceding the date of such termination or (B) the Executive's annual base salary during the twelve full calendar months preceding the date of such termination, times
(ii) three (3) (such amount hereinafter referred to as the "Termination Payment Amount").

                  (a) Condition Precedent to Company's Payment Obligation (Release of Claims). The Company's obligation to pay the Termination Payment Amount or any portion thereof shall be conditioned upon the Executive executing and delivering to the Company a mutual release agreement substantially in the form of Exhibit C hereto (the "Release Agreement"). The Company shall be deemed for all purposes to have executed and delivered the Release Agreement to the Executive immediately upon the Company's receipt of the Release Agreement duly executed by the Executive. In addition, the Company shall have no obligation to make any payment of the Termination Payment Amount if the Executive shall be in default of his obligations under Section 11 hereof.

                  (b) Method of Payment. The Termination Payment Amount shall be payable in eighteen (18) equal monthly payments commencing on the first day of the month following the month in which the termination shall occur. The Company's obligation to pay the Termination Payment Amount shall be a general unsecured obligation of the Company.

                  (c) Benefits. Upon termination of this Agreement for any reason, the Company shall be obligated to provide the Executive with medical insurance and other employee benefits only to the extend required by applicable law, and the Company shall have no obligation to provide any benefits to the Executive which the Executive would have been entitled to receive if his employment had not been terminated.

                  (d) Termination for Cause. For purposes of this agreement, "Cause" shall mean:

                           (i)      the willful and continued failure by the
Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company or the Board to the Executive that specifically identifies the manner in which the Company or the Board believes the Executive has not substantially performed his duties;

                           (ii)     the conviction or plea bargain of the
Executive of any felony involving dishonesty, fraud, theft, embezzlement or the like;

                           (iii)    the material breach of Section 11 of this
Agreement by the Executive; or

                           (iv)     the Executive willfully engaging in conduct
that is intentionally insubordinate and harmful to the Company, that is not authorized by the Board or not reasonably within (or which the Executive has no reason to believe is within) the discretionary authority granted by the Company's Bylaws or by act of the Board to an officer of the Company serving in the position in which the Executive is serving, that is contrary to action authorized by the Board, or that is materially detrimental to the Company.

         Any decision to terminate the Executive under clause (i), (ii), (iii) or (iv) shall require a majority of all of the members of the Board then serving. Executive shall have 30 days to remedy any failure of substantial performance of which he is given notice pursuant to clause (i) above. If remedied to the reasonable satisfaction of the Board, the Board shall withdraw such notification.

                  (e)      Change of Control.

                           (i)      For purposes of this Agreement, a "Change of
Control" of the Company shall be deemed to occur if:

                                    (A)      after the date of this Agreement,
any person or entity, or any group of persons or entities (other than an Exempted Person or an Exempted Group), becomes the "beneficial owner" (as defined in the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, of 35% or more of combined voting power of the Company's then outstanding securities; or

                                    (B)      the occurrence within any
thirty-six month period during the term of this Agreement of a change in the Board with the result that the Incumbent Members do not constitute a majority of the Board. "Incumbent Members" in respect of any thirty six month period shall mean the members of the Board on the date immediately preceding the commencement of such thirty-six month period, provided that any person becoming a Director during such thirty-six month period whose election or nomination for election was supported by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such thirty-six month period.

         For purposes of subsection 9(e)(i)(A), (y) the term "Exempted Person" shall mean any person or entity which, on the record date for the Company's 1998 annual meeting of stockholders, was the beneficial owner of ten percent (10%) or more of the Company's voting stock, and (z) the term "Exempted Group" means any group or entity which includes any Exempted Person.

                           (ii)     Severance Compensation Upon a Change of
Control and Termination of Employment. If (X) a Change of Control of the Company shall have occurred while the Executive is an employee of the Company, and (Y) within six (6) months from the date of such Change in Control (I) the Company shall terminate the Executive's employment for any reason (except for the death or Disability of the Executive or for Cause) or (II) the Executive shall elect to terminate his employment for any reason, then:

                                    (A)      the Company shall (subject to (B)
below) pay the Executive any earned and accrued but unpaid base salary through the date of termination plus an amount of severance pay equal to the product of
(i) the greater of (A) the Executive's annual base salary in effect on the day preceding the date on which the Change of Control occurred or (B) the Executive's annual base salary during the twelve full calendar months preceding the date on which the Change of Control occurred, times (ii) four (4) (such amount hereinafter referred to as the "Change of Control Termination Payment Amount"). The Change of Control Termination Payment Amount payable under this subsection 9(e) shall be payable in a lump sum on the fourteenth day following the date of termination hereunder, unless on or before such fourteenth day the Company shall have delivered to the Executive a standby letter of credit issued by a financial institution with its principal office located in the continental United States having combined capital and surplus of at least $100,000,000, which letter of credit shall (i) have a term of no less than 20 months from its date of issuance; (ii) be irrevocable; (iii) be to the benefit of the Executive or his assignee; (iv) permit draws thereunder in an amount up to the full amount of the unpaid Change of Control Termination Payment Amount upon the receipt by the issuing bank of a notice from the Executive of the Company's failure to pay any amount of the Change of Control Termination Payment Amount when due, together with a draft in the amount to be paid under the letter of credit; and
(vi) permit multiple draws, up to the full amount of the unpaid Change of Control Termination Payment Amount outstanding from time to time, in which event the Change of Control Termination Payment Amount payable under this Subsection 9(e) shall be payable in eighteen (18) monthly payments commencing on the first day of the month following the month in which such letter of credit shall be issued; and

                                    (B)      in the event that the payment,
calculated as provided in (A) above, together with all other payments and the value of any benefit received or to be received by the Executive in connection with termination contingent upon a Change in Control of the Company (whether payable pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company), (i) constitutes a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("Code") and (ii) such payment, together with all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) would result in all or a portion of such payment being subject to excise tax under Section 4999 or the Code, then the Change of Control Termination Payment Amount shall be such lesser amount which would not result in any portion of the severance pay determined hereunder being subject to excise tax under Section 4999 of the Code.

                  (f) Disability Defined. "Disability" shall mean the Executive's incapacity due to physical or mental illness to substantially perform the essential functions of the position on a full-time basis for six (6) consecutive months and, within thirty (30) days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive's duties; provided, however, if the Executive shall not agree with a determination to terminate him because of Disability, the question of Executive's disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.

                  (g) No Obligation to Mitigate. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise, and neither the obtaining of other employment of any other similar factor shall reduce the amount of severance payment payable hereunder.

         10. Post-Termination Assistance. The Executive agrees that after his employment with the Company has terminated he will provide to the Company, upon reasonable notice from the Company, such information and assistance in the nature of testifying and the preparation therefor as may reasonably be requested by the Company in connection with any litigation, administrative or agency proceeding, or other legal proceeding in which it or any of its affiliates is or may become a party; provided, however, that the company agrees to reimburse the executive for any reasonable, related expenses, including travel expenses, and shall pay the executive a daily per diem comparable to his salary under this agreement at time of termination (determined for this purpose on a per diem basis by dividing such salary by 230).

         11.      Confidential Information, Covenant Not To Compete.

                  (a) Confidential Information. The Executive agrees that during his employment with Company and thereafter, the Executive shall not at any time, directly or indirectly, use or disclose to any person, except the Company and its directors, officers or employees, the Company's customer lists, records, statistics, manufacturing or installation processes, trade secrets or any other information relating to the business, or the plans of the business or affairs of the Company acquired by Executive in the course of his employment in any capacity whatsoever, except for information which (i) is publicly available other than by reason of the breach of this Section 11 (a) by the Executive, or
(ii) is disclosed by the Executive in connection with the performance of his duties and an officer and/or director of the Company.

                  (b) Covenant Not to Compete. For a period of either (i) three (3) years from the date of the termination of his employment with the Company for any reason other than a termination following a Change of Control or
(ii) eighteen (18) months from the date of termination of his employment with the Company following a Change of Control, whichever is the case, the Executive shall not, directly or indirectly, for the Executive's own benefit or for, with or through any other individual, firm, corporation, partnership or other entity, whether acting in an individual, fiduciary or other capacity (collectively a "Person"), own, manage, operate, control, advise, invest in (except as a four percent or less shareholder of a publicly held company), loan money to, or participate or assist in the ownership, management, operation or control of or be associated as a director, officer, employee, partner, consultant, advisor, creditor, agent, independent contractor or otherwise with, or acquiesce in the use of the Executive's name by, any Person, within any state in the United States of America or similar political subdivision of any other country in which the Company conducts business in at the time of termination of the

Executive, that is in direct competition with the Company, and shall not solicit any employee or customer of the Company in connection with the business of any other Person.

                  (c) Acknowledgment of Restrictions. The Company and the Executive acknowledge the restrictions contained in subsections 11(a) and 11(b) above to be reasonable for the purpose of preserving the Company's proprietary rights and interests and that the consideration therefor is comprised of the payments made hereunder and the mutual promises contained herein. If a court makes a final judicial determination that any such restrictions are unreasonable or otherwise unenforceable against the Executive, the Executive and the Company hereby authorize such court to amend this Agreement so as to produce the broadest, legally enforceable agreement and for this purpose the restrictions on time period, geographical area and scope of activities set forth in said subsection 11(a) above are divisible; if the court refuses to do so, the Executive and the Company hereby agree to modify the provision or provisions held to be unenforceable to preserve each party's anticipated benefits thereunder.

                  (d) Specific Performance; Repayment of Termination Payment Amount. The Executive hereby acknowledges that the services to be rendered to Company and the information disclosed and to be disclosed are of a unique, special and extraordinary character which would be difficult or impossible for Company to replace or protect, and by reason thereof, the Executive hereby agrees that in the event he violates any of the provisions of subsections 11(a) or 11(b) hereof, the Company shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction or restraining order to be issued by any court of competent jurisdiction in any state enjoining and restraining the Executive from committing any violation of said subsection 11(a) or 11(b).

         The Executive agrees that, if he breaches subsection 11(a) or 11(b), he shall have forfeited all right to receive any amount of the Termination Payment Amount and he shall promptly repay to the Company the entire Termination Payment Amount theretofore paid to him or to his order.

         12.      Assignment of Inventions.

                  (a) General Assignment. The Executive agrees to assign and hereby does assign to the Company all right, title and interest in and to any inventions, designs and copyrights made during employment by Company which relate directly to the business of the Company.

                  (b) Further Assurances. The Executive shall acknowledge and deliver promptly to the Company without charge to the Company but at its expense such written instruments and do such other acts, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the inventions, designs and copyrights and to vest the entire right and title thereto in the Company or its nominee. The Executive acknowledges and agrees that any copyright developed or conceived of by the Executive during the term of the Executive's employment which is related to the business of the Company shall be a "work for hire" under the copyright law of the United States and other applicable jurisdictions.

                  (c) Excepted Inventions. As a matter of record the Executive has identified on Exhibit D attached hereto all inventions or improvements relevant to the subject matter of his engagement by the Company which have been made or conceived or first reduced to practice by the Executive alone or jointly with others prior to his engagement by the Company, and the Executive covenants that such list is complete. If there is no such list on Exhibit C, the Executive represents that he has made no such inventions and improvements at the time of signing this Agreement.

         13.      Indemnification: Litigation.

                  (a) The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of the Company's incorporation in effect at the relevant time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive shall be entitled to (i) advancement of expenses to the fullest extent permitted by law and (ii) the benefits of any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses, in either case incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.

                  (b) In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement, the party which prevails in such litigation or other proceeding shall reimburse the other for all costs and expenses related to the litigation or proceeding (including attorney's fees and expenses) incurred by the prevailing party.

         14. Entire Agreement. This Agreement (together with the Exhibits hereto which are an integral part hereof) supersedes any and all other agreements (except agreements, if any, relating to stock options granted to the Executive by the Company), either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains the entire agreement of the parties with respect to the subject matter hereof. Except as aforesaid, no other agreement, statement, promise or representation pertaining to the subject matter hereof that is not contained herein shall be valid or binding on either party, and the Company and the Executive expressly agree that this Agreement supersedes in all respects each and all of the following agreements to which they are or may be parties, whenever the same were entered into: (i) any Confidentiality and Proprietary Information Agreement; (ii) any Restrictive Competition Agreement; and (iii) and Site Access Agreement and Confidential Information Agreement (including any agreement similarly named in each of the foregoing cases).

         15. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other applicable taxes and withholdings as may be required pursuant to any law or government regulation or ruling.

         16.      Successors and Binding Agreement.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Company and successor (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

                  (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes and legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 16(a) and 16(b).

         17. Notices. All communications hereunder, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder, shall be in writing and be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with transmission and receipt confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or two business days after having been sent by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence as shown in the records of the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         18. Governing Law; Jurisdiction. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Arizona, without giving effect to the principles of conflict of laws of such State.

         19. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

         20. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under Sections 4(d), 8, 9, 10, 11, 12 and 13 shall survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

         21. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

         22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              Company:

                                  MOBILE MINI, INC.

                                  By: __________________________________________
                                       Richard E. Bunger, Chairman of the Board

                              Executive:

                                  ______________________________________________
                                  Lawrence Trachtenberg

                                    EXHIBIT A

                   Description of Duties and Responsibilities

- All activities, responsibilities and authority related to the position of Executive Vice President and Chief Financial Officer

-        Responsible for accounting functions and financial analysis

-        Responsible for human resources and risk management

-        Responsible for investor relations

-        Responsible for banking and finance

-        Responsible for legal issues and litigation

-        Member of the Executive Management Committee (EMC) and Board of
         Directors

-        Reports to the CEO

                                    EXHIBIT B

                        List of Organizations/Activities

-        Appropriate business and professional organizations

-        Professional dues, continuing education and related activities

                                    EXHIBIT C

                            Form of Release Agreement

                                    [Form of]
                                 MUTUAL RELEASE

         This Mutual Release agreement (the "Release" or the "Agreement") is made this ____ day of _____________________, _______, by and entered into between MOBILE MINI, INC., a Delaware corporation (the "Company") and ______________________________ ("Executive").

                                    RECITALS

         This Agreement is the mutual release agreement referred to in Section 9(a) of that certain Employment Agreement between the Company and the Executive, pursuant to which Executive was employed by the Company (as in effect on the date of the termination of Executive's employment, the "Employment Agreement").

                                    AGREEMENT

         In consideration of the Termination Payment Amount pursuant to the Employment Agreement, the covenants and obligations of the parties thereunder which survive the termination of Executive's employment with the Company, and any and all claims each may have against the other, the parties mutually agree as follows:

         1.0      MUTUAL RELEASE AND DISCHARGE

                  1.1 The parties hereby completely release and forever discharge each other from any and all past, present or future claims, demands, obligations, actions, causes of action, rights to damages, costs, losses of services, expenses and compensation of any nature whatsoever, whether based on a tort, contract or other theory of recovery, which either party now has, or which may hereafter accrue or otherwise be acquired on account of, or may in any way arise out of the Employment Agreement or Executive's service as an officer and/or director of the Company; provided, however, that the Company does not intend to, nor shall it be deemed hereby to have, released or discharged any claim that it may have against Executive or any other person or any entity, arising from or under (i) any act or failure to act by Executive after the termination of Executive's employment by the Company; or (ii) any act which is violative of Article 11 or Article 12 of the Employment Agreement; provided, further, that Executive does not intend, nor shall he be deemed hereby to have, released or discharged any claim that he may have against the Company relating to any failure of the Company to pay any amount due and owing (or which may hereafter become due and owing) to Executive under the Employment Agreement (including, without limitation, the Termination Payment Amount).

                  1.2 This Release shall also apply to the parties' past, present and future officers, directors, stockholders, attorneys, agents, servants, representatives, employees, subsidiaries, affiliates, partners, successors-in-interest, assigns, heirs and personal representatives.

                  1.3 Except to the extent set forth in Section 1.1, this Release on the part of the parties, shall be a fully binding and complete settlement between both parties of all claims either may have against the other arising from the employer-employee relationship between the parties (the "Relationship").

                  1.4 The parties acknowledge and agree that the Release set forth above is a mutual general release. The parties expressly waive and assume the risk of any and all claims for damages relating to the Relationship that exist as of the date Executive's employment with the Company ended, but of which the parties do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect the parties' decision to enter into this mutual Release. It is understood and agreed to by the parties that this mutual Release shall not constitute an admission and/or denial of liability on the part of either party.

         2.0      WARRANTY OF CAPACITY TO EXECUTE AGREEMENT

                  2.1 The parties executing this Release represent and warrant that no other person or entity has or has had, any interest in the claims, demands, obligations, or causes of action referred to in this mutual Release, except as otherwise set forth herein; that the parties have the sole right and exclusive authority to execute this mutual Release; and that the parties have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action or defenses or counterclaims referred to in this mutual Release or that may be available.

         3.0      ENTIRE AGREEMENT AND SUCCESSORS-IN-INTEREST

                  3.1 This mutual Release contains the entire agreement between the Company and Executive with regard to the matters set forth in it and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each.

         4.0      GOVERNING LAW

                  4.1 This mutual Release shall be governed by the laws of the State of Arizona, and the parties agree that any action brought to enforce it shall be brought in Maricopa County Superior Court, and the prevailing party shall be entitled to collect its court costs and reasonable attorney's fees.

         5.0      SEVERABILITY

                  5.1 The parties agree that if a court should declare any portion of this Agreement invalid, the remaining portions of this Agreement shall remain in full force and effect.

         6.0      CONSTRUCTION

                  6.1 Neither party shall be construed as having drafted this Release, and any ambiguities found to exist herein shall not be construed against either party.

         DATED this ____ day of __________________________________.

                                            Company:

                                            MOBILE MINI, INC.

                                            ____________________________________
                                            Title:______________________________

                                            EXECUTIVE:

                                            ____________________________________
                                            [Name]

                                    EXHIBIT D

                       List of Inventions and Improvements

                                       17